                                  EXHIBIT 4.1

                                RIGHTS AGREEMENT

         AGREEMENT, dated as of July 11, 1997, among TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI" or the "Company"), TCI Music, Inc., a Delaware corporation ("MusicCo"), and The Bank of New York, a New York banking corporation, as Rights Agent for the Company's rights issued pursuant hereto (the "Rights").


                                   BACKGROUND

         Pursuant to the Agreement and Plan of Merger dated as of February 6, 1997, as amended by Amendment One dated May 29, 1997, (the "Merger Agreement"), the outstanding shares of Common Stock of DMX Inc., were converted on the date of this Agreement into shares of Series A Common Stock of MusicCo upon effectiveness of the merger contemplated by the Merger Agreement (the "Merger").

         In connection with the Merger, TCI has agreed that if, during the one-year period beginning on the date of the Merger, the price of MusicCo's Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days, holders of MusicCo Series A Common Stock will have the right, exercisable during the 30-day period beginning on the first anniversary of the Merger, to require TCI to purchase such Common Stock at a price of $8.00 per share, payable at TCI's election in cash or shares of Tele-Communications, Inc. Series A TCI Group Common Stock (or a combination thereof). Each Right will entitle the registered holder thereof (the "Holders") to sell one share of MusicCo Series A Common Stock (subject to adjustment) to the Company for the consideration described herein upon exercise thereof in accordance with the terms and conditions of this Agreement.

         The Company wishes the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, division, transfer, exchange and exercise of the Rights.

                                   AGREEMENT

         In consideration of the foregoing and for the purpose of defining the terms and provisions of the Rights, the respective rights and obligations thereunder of the Company and the holders and certain obligations of MusicCo, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.01 Certain Definitions. As used herein, the following terms have the meanings assigned to them in this Section 1.01 (or in the applicable Section to which reference is made) and include the singular as well as the plural:
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         "Aggregate Consideration Amount Per Distributed Entity Share":  As of
any date of determination, the sum of the Consideration Amount Per Distributed Entity Share for each Distributed Entity then existing.

         "Applicable Entity": As the context may require, MusicCo and each Distributed Entity, as applicable.

         "Bankruptcy Event": Pursuant to or within the meaning of any Bankruptcy Law, the Company:

                 (a)      commences a voluntary case;

                 (b) consents to the entry of an order for relief against it in an involuntary case;

                 (c) consents to the appointment of a Custodian of it or for all or substantially all of its property (other than for its subsidiaries or property of its subsidiaries);

                 (d) makes a general assignment for the benefit of its creditors;

                 (e) admits in writing its inability to pay its debts generally as they become due;

                 (f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                          (i) is for relief against the Company in an involuntary case;

                          (ii) appoints a Custodian of the Company or for all or substantially all of its property (other than its subsidiaries or property of its subsidiaries);

                          (iii) orders the liquidation of the Company, and any such order or decree remains unstayed and in effect for 90 days; or

                 (g) the Company takes any corporate action to authorize any of the foregoing.

         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Beneficial Owner": A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities of which such person has "Beneficial Ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (or any successor





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statute or rule).  Any Person's percentage beneficial ownership of any class of securities shall be determined in accordance with such rule.

         "Business Day": Any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required to close.

         "Capital Stock": With respect to each Applicable Entity, any and all shares (however designated) of capital stock or other equity interests of such Applicable Entity, now or hereafter authorized, that, upon the liquidation of such Applicable Entity, entitle the holder thereof to share, without limitation as to amount, in the liquidating distribution of the assets of such Applicable Entity to its stockholders. In determining the number and kind of shares of Capital Stock of each Applicable Entity outstanding for purposes of the definitions of "Per Share Value" and "Fair Market Value", any shares of capital stock or of other equity interests of such Applicable Entity that, without payment of additional consideration, are convertible into or exchangeable ("Convertible Shares") for shares of any other class or series of corporate stock or of other equity interests of such Applicable Entity ("Conversion Shares") shall be deemed to have been so converted or exchanged if the aggregate amount that would be payable, if such Applicable Entity were then being liquidated, to the holders of such Conversion Shares exceeds the aggregate amount that would be payable (determined on a class by class basis), if such Applicable Entity were then being liquidated, to the holders of the Convertible Shares. The calculation of the aggregate amount payable upon liquidation of such Applicable Entity to holders of Conversion Shares or Convertible Shares, as the case may be, shall take into account any fixed amounts payable in liquidation with respect to such shares and shall otherwise assume that liquidating distributions will be made on the basis of the Fair Market Value of such Applicable Entity (calculated, in the case of the Conversion Shares, on a pro forma basis assuming the issuance of such Conversion Shares).

         "Certificates":  As defined in Section 2.02.

         "Change in Control Transaction":  As defined in Section 4.17.

         "Component": Each of the MusicCo Component and each Distributed Entity Component, if any, of each Right.

         "Consideration Amount Per Distributed Entity Share": The amount determined in accordance with Section 4.16.

         "Consideration Amount Per MusicCo Share": The amount determined in accordance with Section 4.16.

         "Current Market Price":  As defined in Section 4.05.

         "Deposit Date":  As defined in Section 4.14.

         "Disposition": Any sale, conveyance, transfer or other disposition by the Company of Beneficial Ownership of any shares of Capital Stock of MusicCo during the term of this





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Agreement, but excluding (i) a pledge of Capital Stock of MusicCo as collateral security for bona fide indebtedness, (ii) a disposition of Capital Stock of MusicCo after giving effect to which the Company continues to be the beneficial owner of the Capital Stock so disposed of and (iii) a disposition of Capital Stock of MusicCo in connection with a merger, consolidation or combination of the Company with or into another corporation. The term "dispose" means to make a disposition.

         "Distributed Entity": Any entity the shares of Capital Stock of which are distributed or sold in a Subject Distribution. The term "Distributed Entity Stock" means the class or series of Capital Stock of each Distributed Entity that is distributed or sold in a Subject Distribution.

         "Distributed Entity Component":  As defined in Section 6.04.

         "Distribution Value": With respect to each distribution by an Applicable Entity to all holders of shares of MusicCo Series A Common Stock or Distributed Entity Stock, as the case may be, of shares of the Capital Stock of any entity or of rights or warrants entitling such holders (for a period expiring within 45 days after the effective date of such distribution) to purchase shares of the Capital Stock of any entity, the positive difference, if any, between (a) the Fair Market Value of such entity or, if the shares of Capital Stock so distributed or sold pursuant to the distributed rights or warrants represent less than 100% of the outstanding shares of Capital Stock of such entity, then the portion of the Fair Market Value of such entity represented by the shares so distributed or sold, and (b) the aggregate consideration paid for the shares sold pursuant to the distributed rights or warrants, if any.

         "Early Expiration Event": With respect to MusicCo Series A Common Stock and the Capital Stock of each other Applicable Entity, when the sum of the Fair Market Values of one share of MusicCo Series A Common Stock and one share of the Capital Stock of each other Applicable Entity shall have equaled or exceeded $8.00 for at least 20 consecutive trading days.

         "Excluded Stock": With respect to each Applicable Entity, any and all shares (however designated) of capital stock or of other equity interests of such Applicable Entity now or hereafter authorized that, upon the liquidation of such Applicable Entity, do not entitle the holder thereof to share, without limitation as to amount, in the liquidating distribution of the assets of such Applicable Entity to its equity holders, except that any of such shares that, without payment of additional consideration, are convertible into or exchangeable for shares of any other class or series of capital stock or of other equity interests that are not so limited with respect to participation in liquidating distributions shall not constitute Excluded Stock if such shares would be deemed to have been so converted in accordance with the definition of "Capital Stock".

         "Exercise Period":  As defined in Section 4.01, subject to Section
4.17.

         "Fair Market Value": With respect to each Applicable Entity as of any date of determination, the fair market value of such Applicable Entity on a going concern basis (as if such Applicable Entity were being sold by a sale of stock or, if applicable, of other equity interests) or on a liquidation basis (whichever method would yield the highest valuation), (i) reduced by the aggregate amount that would be payable, if such Applicable Entity were then being liquidated,





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(x) on any Excluded Stock of the Applicable Entity and (y) on any shares of its
Capital Stock then outstanding (or deemed to be outstanding in accordance with the definition of "Capital Stock") that entitle their holders to payment of a fixed amount upon liquidation in addition to their participation in liquidating distributions payable with respect to other shares of Capital Stock (but the reduction pursuant to this clause (y) shall be limited to such fixed amount) and (ii) increased by the aggregate exercise or conversion price payable to such Applicable Entity upon the exercise or conversion of all warrants, rights and options to purchase or acquire Capital Stock of such Applicable Entity and convertible securities the exercise or conversion of which is taken into account in determining the Per Share Value of such Applicable Entity. The fair market value of an Applicable Entity on a going concern basis shall take into account such considerations (including but not limited to tax considerations which are specific to a sale of stock or, if applicable, of other equity interests) as would customarily affect the price at which a willing seller would sell and a willing buyer would buy a comparable business as a going concern in an arm's length transaction. The fair market value of an Applicable Entity on a liquidation basis shall take into account tax liabilities that would be incurred in a liquidation assuming the most tax efficient and practical plan of liquidation and all other liabilities that would be required to be paid or reserved against before the making of liquidating distributions to equity holders.

         "Holders":  As defined in the preamble.

         "MusicCo Series A Common Stock": Series A Common Stock, par value $.01 per share of MusicCo, and Capital Stock of any other class into which such Series A Common Stock may thereafter have been changed. "MusicCo Series A Shares" means shares of MusicCo Series A Common Stock.

         "MusicCo Common Stock": Capital Stock of MusicCo including MusicCo Series A Common Stock.

         "MusicCo Component":  As defined in Section 6.04.

         "MusicCo Dividend": Any distribution of cash or property (other than securities specified in Section 6.03) on MusicCo Series A Common Stock.

         "Notice":  As defined in Section 4.07.

         "Per Share Value": With respect to each Applicable Entity, the quotient of (x) the Fair Market Value of such Applicable Entity as of the applicable date, divided by (y) the total number of shares of Capital Stock of such Applicable Entity outstanding (or deemed to be outstanding in accordance with the definition of "Capital Stock") as of such date (or shares equivalent to (i) in the case of MusicCo, MusicCo Common Stock, or (ii) in the case of any Distributed Entity, Distributed Entity Stock, if any shares of Capital Stock of such Applicable Entity then outstanding or deemed to be outstanding entitle their holders to participate in liquidating distributions on a basis different from that which is applicable to shares of MusicCo Common Stock or Distributed Entity Stock, as the case may be) plus the number of such shares or share equivalents (to the extent not already treated as outstanding pursuant to the definition of "Capital Stock")





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issuable upon the exercise of outstanding warrants, rights and options to purchase or acquire Capital Stock of such Applicable Entity and the conversion of outstanding convertible securities to the extent that any such exercise or conversion would result in a profit to the holder of the related warrant, right, option or convertible security given the Per Share Value so determined.

         "Person": Any human being, corporation, partnership, limited liability company, trust, association or other entity.

         "Rights":  As defined in the preamble.

         "Significant Corporate Transaction": The occurrence of a Terminating Event with respect to an Applicable Entity the Fair Market Value of which represents a greater percentage of the Undistributed Value of MusicCo than the percentage thereof represented by the Fair Market Value of any other Applicable Entity, as determined by the Board of Directors of MusicCo (whose good faith determination will be conclusive) as of the date the agreement of merger or consolidation is executed or the vote of the Board of Directors of such Applicable Entity to dissolve or liquidate such Applicable Entity is taken.

         "Subject Distribution":  As defined in Section 6.03.

         "TCI Series A Common Stock":  As defined in Section 4.04.

         "TCI Series A Shares": As defined in Section 4.04.

         "Terminating Event": Each of the following events: (a) an Applicable Entity is a constituent party in any merger or consolidation (other than a merger or consolidation in which such Applicable Entity is the surviving corporation and that does not result in any reclassification or change in the outstanding Capital Stock of such Applicable Entity, other than a change in par value or a reclassification or other change to which Article VI is applicable and other than a merger the sole purpose of which is to change such Applicable Entity's domicile within the United States) or (b) such Applicable Entity is dissolved or liquidated.

         "Triggering Event":  As defined in Section 4.18.

         "Underlying Number":  As defined in Section 6.04.

         "Undistributed Value of MusicCo": As of any date as of which the determination thereof is to be made pursuant to Section 6.03, the sum of the respective Fair Market Values of MusicCo and of each Distributed Entity as of such date.

         "Valuation Date": The last day of the most recent quarter ended prior to the Exercise Period or, with respect to any accelerated Exercise Period, the applicable date determined in accordance with Section 4.17.





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                                  ARTICLE II.
                                  RIGHTS AGENT

         2.01 Appointment of Rights Agent. The Company appoints the Rights Agent to act as agent for the Company in accordance with the terms set forth in this Agreement and the Rights Agent accepts such appointment.

         2.02 No Rights Certificates. The rights will be evidenced only by certificates for MusicCo Series A Shares registered in the names of holders of MusicCo Series A Shares ("Certificates"), which Certificates will be deemed also to be certificates for the Rights. As soon as practicable following the Closing Date (as defined in the Merger Agreement), the Rights Agent will send a summary of the terms of the Rights (the "Rights Summary") by first-class, postage paid mail to each record Holder of MusicCo Series A Shares as of the close of business on the Closing Date (as defined in the Merger Agreement), at the address of the Holder as shown on the records of MusicCo. The Rights will be evidenced by certificates for MusicCo Series A Shares together with the Rights Summary and the registered Holders of MusicCo Series A Shares will also be registered Holders of the associated Rights.

         2.03 Registration. The Company and the Rights Agent shall be entitled to treat the registered Holders(s) of the certificates representing MusicCo Series A Shares as the absolute owner(s) of the Rights represented thereby (notwithstanding any notation of ownership or other writing on the Certificates made by anyone or any other notice to the contrary) for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Rights on the part of any other Person.


                                  ARTICLE III.
                     TRANSFERS, EXCHANGES AND SUBSTITUTIONS

         3.01 Transfers. The Rights will be transferable only in connection with the transfer of the associated MusicCo Series A Shares. The surrender for transfer of any certificates evidencing MusicCo Series A Shares, even without a copy of the Rights Summary attached thereto, will also constitute a transfer of the Rights associated with the MusicCo Series A Common Stock represented by such certificate. Under no circumstances may any Right be separated from, or transferred or assigned apart from, the associated MusicCo Series A Share.

         3.02 Legend. Certificates issued for MusicCo Series A Shares on or after the date of this Agreement and before expiration of the Rights, which MusicCo Series A Shares initially were issued pursuant to the Merger Agreement, will be deemed also to be certificates for the Rights, and will have impressed, printed or stamped on them the following legend:

         As more fully described in the Agreement and Plan of Merger, dated as of February 6, 1997, as amended, among the





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        Corporation, Tele-Communications, Inc. ("TCI"), DMX Inc., and
        TCI Merger Sub, Inc. (the "Merger Agreement") and the associated Rights Agreement, among TCI, the Corporation and the rights agent (the "Rights Agreement"), this Certificate also represents one
        Right (the "Right") with respect to each whole share of Series A Common Stock of the Corporation represented by this Certificate. Each Right entitles the holder to require TCI to purchase during a 30-day period beginning on a specified date (the "Exercise Period") from such holder one share of the Corporation's Series A Common Stock for $8 per share if during the one-year period beginning on the effective date of the merger, the price of the Corporation's Series A Common Stock does not equal or exceed
        $8 per share for a period of at least 20 consecutive trading days. The Rights are not separable from the shares of TCI Music Series A Common Stock represented by the Certificate. The Rights will terminate at the end of the Exercise Period. Please refer to the Merger Agreement and Rights Agreement (copies of which are available from the Corporation) for complete information concerning the terms of the Rights.

                         ARTICLE IV. EXERCISE OF RIGHTS
         4.01 Exercise Period. During the period commencing at the opening of business on July 13, 1998 and ending at the close of business, New York City time, on the 30th day after such date or the succeeding Business Day if such date is not a Business Day (the "Exercise Period"), and during any accelerated Exercise Period required by Section 4.17, each Holder of Rights may irrevocably exercise all or any number of its Rights in accordance with Section 4.08. If the Rights have one or more Distributed Entity Components at the time such Rights are exercisable, the Holder may, in accordance with Section 4.08, irrevocably exercise such Right as to its MusicCo Component, any or all of its Distributed Entity Components, or any combination thereof. Notwithstanding anything to the contrary herein, the Exercise Period shall be conducted in compliance with all applicable laws, including all federal and state securities laws. The Rights Agent may assume that any Right exercised is permitted to be exercised under applicable law and shall have no liability for acting in reliance upon such assumption. The foregoing notwithstanding, if an Early Expiration Event shall have occurred prior to the commencement of the Exercise Period, the Rights shall expire as of the date of the Early Expiration Event without ever becoming exercisable by the Holder.

         4.02 Expiration. In the Exercise Period and, subject to Section 4.20, any accelerated Exercise Period, the Company shall be obligated to honor in accordance with Section 4.08 any and all exercises of the Rights then issued and outstanding. All Rights (and fractions thereof) not theretofore exercised shall expire and cease to be exercisable upon the expiration of the Exercise Period (subject to earlier expiration pursuant to the last sentence of the preceding Section and pursuant to Section 4.17). Upon the exercise of any Right (or fraction thereof), in whole or in part, such Right (including any Component thereof not exercised or not exercised in full) shall thereupon expire and cease to be exercisable. Upon the consummation of a Terminating Event with respect to any Applicable Entity, that Component of each Right (and fractional Right) that relates to the Capital Stock of such Applicable Entity shall expire and cease to be exercisable.

         4.03    Extension.

                 (a) If the Company for any reason fails to give the Notice in accordance with Section 4.07, the Exercise Period shall be extended for a period of time equal to the delay in giving the Notice.

                 (b) If the record date for a Subject Distribution occurs prior to the Exercise Period, or an accelerated Exercise Period, and the Distributed Entity Stock with respect to such Subject Distribution is not delivered to stockholders entitled thereto prior to the beginning of the





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applicable Exercise Period, such Exercise Period shall be extended for a period of time equal to the number of days from the beginning of such Exercise Period and the date such Distributed Entity Stock is mailed to such stockholders.

         4.04 Consideration To Be Received Upon Exercise of Rights. Subject to Section 4.20, upon the valid exercise of Rights, the Holder shall be entitled to receive from the Company, at the Company's sole option (subject only to Section 4.05 and Section 4.15), cash or shares of the Company's TCI Group Series A Common Stock, $1.00 par value per share ("TCI Series A Common Stock" or "TCI Series A Shares"), or any combination of cash and TCI Series A Shares determined in such proportions or on such other basis as the Company shall elect in the Notice given pursuant to Section 4.07, in consideration of the sale to the Company of:

                 (a) if the MusicCo Component of any or all of such exercised Rights has been exercised, a number of whole shares of MusicCo Series A Common Stock equal to the number of whole Rights of which the MusicCo Component has been so exercised and honored; and

                 (b) if any Distributed Entity Component of any or all of such exercised Rights has been exercised, a number of whole shares of the Distributed Entity Stock to which such Distributed Entity Component relates not in excess of the product of (i) the number of whole Rights of which such Distributed Entity Component has been exercised and honored and (ii) the Underlying Number for such Distributed Entity Component of a whole Right.

         4.05 Consideration Amount. The amount of cash or the number of TCI Series A Shares to be paid or delivered by the Company shall be determined as follows (subject to adjustments required by Section 4.11 in the determination of the number of whole TCI Series A Shares to be delivered):

                 (a) for the number of such shares of MusicCo Series A Common Stock that the Company has elected to purchase for cash, an aggregate amount in cash equal to the product of (i) the number of such shares and (ii) the Consideration Amount Per MusicCo Series A Share for the applicable Exercise Period;

                 (b) for the number of such shares of MusicCo Series A Common Stock that the Company has elected to purchase for TCI Series A Shares an aggregate number of TCI Series A Shares equal to the product of (i) the number of such shares of MusicCo Series A Common Stock and (ii) the quotient of (A) the Consideration Amount Per MusicCo Series A Share for the applicable Exercise Period, divided by (B) the Current Market Price of a TCI Series A Share;

                 (c) for the number of such shares of Distributed Entity Stock that the Company has elected to purchase for cash, an aggregate amount in cash equal to the product of (i) the number of such shares and (ii) the Consideration Amount Per Distributed Entity Share for the applicable Exercise Period; and

                 (d) for the number of such shares of Distributed Entity Stock that the Company has elected to purchase for TCI Series A Shares, an aggregate number of TCI Series A





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
Shares equal to the product of (i) the number of such shares of Distributed Entity Stock and (ii) the quotient of (A) the Consideration Amount Per Distributed Entity Share for the applicable Exercise Period, divided by (B) the Current Market Price of a TCI Series A Share.

         As used herein, the "Current Market Price" of a TCI Series A Share shall be the average of the daily closing prices for a share of TCI Series A Common Stock for 30 consecutive trading days commencing 45 trading days before the date of determination. The closing price for a share of TCI Series A Common Stock is the last reported sale price on the National Association of Securities Dealers, Inc. Automated Quotation System (or the average of the quoted closing bid and asked prices if no sale is reported) or if the TCI Series A Common Stock is listed on an exchange, the closing sale price on the principal exchange on which the TCI Series A Common Stock is listed (or the average of the reported closing bid and asked prices if no sale is reported). In the absence of one or more of such quotations, the Board of Directors of the Company shall in good faith determine the Current Market Price on the basis of such quotation as it considers appropriate.

         4.06 Condition to Delivery of TCI Series A Shares. The Company shall deliver TCI Series A Shares in full or partial payment for the sale of shares of MusicCo Series A Common Stock (or Distributed Entity Stock) only if such TCI Series A Shares are then quoted on the National Association of Securities Dealers, Inc. National Market System or listed on a national securities exchange and have been registered with the Securities and Exchange Commission on an appropriate form under the Securities Act of 1933 or an exemption from such registration is available and such shares are freely tradable. The Company may not elect to deliver any other security of the Company or any security of any other issuer.

         4.07 Notice to Rights Holders. The Company shall publish in The Wall Street Journal (national edition, or if The Wall Street Journal shall cease publication, in another national financial publication), not less than 20 nor more than 30 days prior to the commencement of an Exercise Period, a notice (the "Notice") as to: the number of Rights outstanding on the date of such Notice; the Consideration Amount Per MusicCo Share for such Exercise Period, if applicable, as to each Distributed Entity Component of the Rights; the number of shares of Distributed Entity Stock to which such Distributed Entity Component relates and the applicable Consideration Amount Per Distributed Entity Share for such Exercise Period; and the form of consideration pursuant to Section 4.04 the Company has elected to deliver (and if the Company has elected to deliver both such forms of consideration, the relative proportions thereof or any other basis on which the relative amounts of cash to be paid and numbers of TCI Series A Shares to be issued shall be determined). The Notice shall contain such other information as may be required by applicable federal or state securities laws or regulations. At, or immediately prior to the time of the publication of the Notice, the Company will deliver to the Rights Agent such number of copies as the Rights Agent may request of the Notice, of a Letter of Transmittal to be used by Holders in tendering stock certificates and of such other documents as the Company may then be required to deliver to the Holders in accordance with applicable federal and state securities laws and regulations. The Rights Agent shall promptly mail by first class mail, postage prepaid to the registered Holders of the Certificates, at their respective addresses as they appear on the register of Holders, a copy of the Notice, such Letter of Transmittal and such other documents, if any. The Company will also provide additional copies of the Letter of Transmittal to any registered Holder requesting the same.





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         4.08    Exercise of Rights.  Rights may be exercised (in whole or as to any Component) upon surrender to the Rights Agent at its office of the following, together with a duly completed and signed Letter of Transmittal: (i) if the MusicCo Component of any of such Rights is being exercised, a stock certificate or certificates representing a number of shares of MusicCo Series A Common Stock equal to or greater than the number of Rights of which the MusicCo Component is being exercised, duly endorsed and in proper form for transfer and guaranteed; (ii) if a Distributed Entity Component of any of such Rights is being exercised, a stock certificate or certificates representing a number of shares of the Distributed Entity Stock to which the Distributed Entity Component relates equal to or greater than the product of the number of whole Rights of which such Distributed Entity Component is being exercised, multiplied by the Underlying Number for such Distributed Entity Component of a whole Right; and
(iii) payment in United States currency of an amount equal to any stamp or other tax or governmental charge required to be paid in connection with the transfer of such shares of MusicCo Series A Common Stock or Distributed Entity Stock in connection with the exercise of the Rights. The Rights Agent will hold such stock certificates in trust for the Holder until payment shall have been made in accordance with Section 4.12 hereof and, upon such payment, shall, subject to
Section 4.09 and 4.10, deliver such stock certificates to the Company.

         4.09 MusicCo Certificates. Rights may be exercised only in integral amounts. If the MusicCo Component of a Right is being exercised and if the Holder shall tender certificates for shares of MusicCo Series A Common Stock that are, in the aggregate, greater than the number of Rights of which the MusicCo Component is being exercised, the Holder shall also designate in the Letter of Transmittal the stock certificates for the MusicCo Series A Common Stock enclosed therewith and the number of whole shares being surrendered from each such stock certificate. In such event, the Rights Agent shall, as agent for such Holder, deliver the stock certificates to the transfer agent for the MusicCo Series A Common Stock (the "Transfer Agent", which term shall include any subsequent transfer agent for any shares of MusicCo's capital stock issued upon reclassification of the MusicCo Series A Common Stock), with instructions to issue a new stock certificate to the Company for the number of shares of MusicCo Series A Common Stock surrendered to and accepted by the Company and to issue a new stock certificate or certificates to or in accordance with the instructions of such Holder for the balance of such shares of MusicCo Series A Common Stock. MusicCo hereby irrevocably authorizes and directs its present and any future Transfer Agent to issue such new certificates in accordance herewith. MusicCo will keep a copy of this Agreement on file with the Transfer Agent.

         4.10 Distributed Entity Certificates. If a Distributed Entity Component of a Right is being exercised, then for each Distributed Entity Component so exercised the Holder shall designate in the Letter of Transmittal tendered upon exercise thereof, the aggregate number of whole Shares of Distributed Entity Stock to which such Distributed Entity Component relates that are being surrendered upon the exercise of such Component of the Rights (not in excess of the product of the number of whole Rights of which such Distributed Entity Component is being exercised, multiplied by the Underlying Number for such Distributed Entity Component of a whole Right). If a Holder shall tender certificates for shares of Distributed Entity stock that are, in the aggregate, greater than the number of shares of Distributed Entity Stock being so surrendered, the Holder shall also designate in the Letter of Transmittal the stock certificates for the Distributed Entity Stock enclosed therewith and the number of whole shares of Distributed Entity Stock surrendered from each such stock certificate. In such event, the Rights Agent shall, as agent for the Holder, deliver the stock certificates to the transfer agent for the Distributed Entity Stock, with instructions to issue a new stock certificate to the Company for the number of shares of Distributed Entity Stock surrendered to and accepted by the Company and to issue a new stock certificate or certificates to or in accordance with the instructions of such Holder for the balance of such shares of Distributed Entity Stock. Each Distributed Entity, by its execution of a supplement to this Agreement as contemplated by Section 6.07, irrevocably authorizes and directs the transfer agent for the Distributed Entity Stock to issue such new certificates in accordance herewith, and covenants and agrees to keep a copy of this Agreement (as so supplemented) on file with such transfer agent.

         4.11 Notices. No later than the fifth Business Day after the end of the Exercise Period, the Rights Agent will notify the Company and MusicCo of the following (as to each Holder individually and as to all Holders in the aggregate): (i) the number of Rights validly exercised in the Exercise Period;
(ii) the number of shares of MusicCo Series A Common Stock surrendered upon such exercise; and (iii) as to each Distributed Entity Component of the Rights that has been validly exercised, the number of shares of the applicable Distributed Entity Stock surrendered upon such exercise. Subject to Sections
4.13 and 4.14, on the later of (x) the tenth Business Day after the end of the Exercise Period and (y) the fifth Business Day after receipt of such notice from the Rights Agent, the Company shall deposit with the Rights Agent the amount of cash or number of TCI Series A Shares required to make full payment of the purchase price for the shares of MusicCo Series A Common Stock and Distributed Entity Stock being purchased by it pursuant to such exercised Rights. In the case of payments in TCI Series A Shares, the certificates evidencing the same shall be registered in the names and denominations specified by the Rights Agent in its notice to the Company. The Company shall not be required to issue fractional TCI Series A Shares to any Holder after taking into account all Rights exercised by such Holder. In lieu of fractional TCI Series A Shares, the Company shall make payments in cash for the value, based upon the Current Market Price, of such fractional shares. The Rights Agent will promptly mail to each Holder the purchase price for the shares of MusicCo Series A Common Stock and Distributed Entity Stock sold by him. Payment of any cash purchase price and any cash in lieu of fractional interests shall be made by check.

         4.12   Payment.  If the Company has elected in accordance with
Section 4.04 to offer a combination of cash and TCI Series A Shares in consideration for the sale of MusicCo Series A Common Stock upon the valid exercise of the MusicCo Component of the Rights during the Exercise Period, the Rights Agent shall pay or deliver such consideration to all Holders who have validly exercised the MusicCo Component of the Rights during the Exercise Period pro rata with respect to the respective aggregate numbers of Rights the MusicCo Component of which has been so exercised by them (subject to rounding or other adjustments made by the Rights Agent and the payment of cash as provided in Section 4.11 in lieu of the issuance of fractional TCI Series A Shares). Similarly, if the Company has elected in accordance with Section 4.04 to offer a combination of cash and TCI Series A Shares in consideration for the sale of shares of Distributed Entity Stock upon the valid exercise of a Distributed Entity Component of the Rights during the Exercise Period, the Rights Agent shall pay or deliver such consideration to all Holders who have validly exercised such Distributed Entity Component during such Exercise Period pro rata with respect to the respective aggregate numbers of shares of such Distributed Entity Stock surrendered by them upon such exercise (subject to rounding or other adjustments made by the Rights Agent and the payment of cash as provided in Section 4.11 in lieu of the issuance of fractional TCI Series A Shares).

         4.13 Payment Deferral. Notwithstanding Section 4.17, if the Exercise Period for each Right is accelerated due to a proposed Significant Corporate Transaction or Change in Control Transaction and such transaction has not been consummated prior to the expiration of such accelerated Exercise Period, the Company may defer depositing the cash or TCI Series A Shares required to effect the purchase of the MusicCo Series A Common Stock and Distributed Entity Stock surrendered upon exercise of the Rights, pending receipt of an officers' certificate in accordance with this Section 4.13. Notwithstanding anything to the contrary contained herein, any such deferral of the purchase of the surrendered shares of MusicCo Series A Common Stock and Distributed Entity Stock shall be conducted in compliance with all applicable laws, including federal and state securities laws. Not less than 10 Business Days prior to the effective date of the proposed Significant Corporate Transaction, unless a shorter period is acceptable to the Company, the Applicable Entity shall deliver an officers' certificate (an "Applicable Entity Officers' Certificate") signed by its Chairman of the Board and its President to the Company and the Rights Agent, certifying that all conditions precedent to the consummation of the Significant Corporate Transaction have been satisfied or waived and setting forth the effective date of the proposed Significant Corporate Transaction. Not less than 10 Business Days prior to the effective date of the proposed Change in Control Transaction, the Company shall deliver to the Rights Agent an officer's certificate (a "Company Officer's Certificate") signed by its Chairman of the Board, President or a Vice President, certifying that all conditions precedent to the consummation of the Change in Control Transaction have been satisfied or waived and setting forth the effective date of the proposed Change in Control Transaction. Promptly following receipt by the Company of an Applicable Entity Officers' Certificate or the delivery by the Company of a Company Officer's Certificate, as the case may be, but in no event later than the effective date specified therein, the Company shall make the deposit of cash or TCI Series A Shares with the Rights Agent required by Section 4.11. Promptly following such deposit, the Rights Agent shall distribute the cash or TCI Series A Shares so deposited to the Persons entitled to the same as provided in Section 4.11, and deliver the certificates for the MusicCo Common Stock and Distributed Entity Stock to the Company as provided in Section 4.08. If the Board of Directors of the Applicable Entity determines to terminate or abandon the proposed Significant Corporate Transaction or that such transaction will otherwise not be consummated, the Applicable Entity shall promptly following such determination deliver to the Company and the Rights Agent an Applicable Entity Officers'
Certificate to such effect.   If the proposed Change in Control Transaction is
terminated or abandoned or the Company otherwise determines that such proposed transaction will not be consummated, then the Company shall promptly so notify the Rights Agent by delivering to the Rights Agent a Company Officer's Certificate to such effect. Promptly following receipt by the Rights Agent of such Applicable Entity Officers' Certificate or Company Officer's Certificate, as the case may be, the Rights Agent shall mail to each Holder by first class mail the certificates evidencing the shares of MusicCo Series A Common Stock, the shares of Distributed Entity Stock and the Rights surrendered by such Holder to the Rights Agent in connection with such accelerated Exercise Period and, if the Company has made a deposit of cash or TCI Series A Shares with the Rights Agent in connection with such accelerated Exercise Period, the Rights Agent shall deliver the cash or TCI Series A Shares so deposited to the Company.

         4.14 Abandonment or Termination. Notwithstanding Section 4.11, if the Exercise Period for each Right is accelerated and the proposed transaction which resulted in the acceleration is abandoned or terminated on or before the last day (the "Deposit Date") on which the Company is required to make the deposit pursuant to Section 4.11 of cash or TCI Series A Shares to effect the purchase of shares of MusicCo Series A Common Stock and Distributed Entity Stock surrendered in connection with such accelerated Exercise Period, or the Company otherwise determines in good faith on or before the Deposit Date that such proposed transaction will not be consummated, then the Company shall so notify the Rights Agent by delivering to the Rights Agent an officer's certificate to such effect signed by its Chairman of the Board, President or a Vice President promptly following the termination or abandonment of such proposed transaction or such determination by the Company, but in no event later than the fifth Business Day following the Deposit Date. Upon delivery of such officer's certificate, the Company shall be relieved of its obligation to make the deposit otherwise required by Section 4.11 or, if such deposit has theretofore been made, shall be entitled to the return thereof. Promptly following receipt of such officer's certificate, the Rights Agent shall mail to each Holder the certificates evidencing the shares of MusicCo Series A Common Stock, the shares of Distributed Entity Stock and the Rights surrendered by such Holder to the Rights Agent in connection with such accelerated Exercise Period and, if the Company has made a deposit of cash or TCI Series A Shares with the Rights Agent in connection with such accelerated Exercise Period, the Rights Agent shall deliver the cash or TCI Series A Shares so deposited to the Company.

         4.15   Certain Covenants of the Company and Each Applicable Entity.
If the Company chooses to issue TCI Series A Shares upon the exercise of any Component of the Rights, the Company will pay all documentary stamp and other taxes, if any, attributable to the exercise of the Rights, other than any such taxes payable by the Holder as provided in Section 4.08. Each of MusicCo and each Distributed Entity shall cooperate with and assist the Company in the preparation and filing of all applications, reports, statements, notices and other documents or forms with, and use its reasonable best efforts to obtain and to assist the Company in obtaining all consents and approvals of or waivers from, all governmental and regulatory agencies and authorities having jurisdiction (including, without limitation, the Securities and Exchange Commission, Department of Justice and Federal Trade Commission) and shall take such other actions, including supplying all information necessary for any required filing, as the Company may reasonably request, all as and to the extent necessary or advisable in order for the Company to comply with applicable laws, rules, regulations, orders and decrees in connection with the performance of its obligations under this Agreement and the Rights.

         4.16 Consideration Amount. The Consideration Amount Per MusicCo Share shall be equal to the difference between (i) $8.00 and (ii) the sum of the aggregate per share amount of any MusicCo Dividends and the Aggregate Consideration Amount Per Distributed Entity Share. The Consideration Amount Per Distributed Entity Share shall be equal to the Per Share Value of the applicable Distributed Entity as of the Valuation Date. The Fair Market Value of each Distributed

Entity as of such date shall be determined in good faith by the Board of Directors of MusicCo. Promptly following the determination of the Fair Market Value of each Applicable Entity, MusicCo shall deliver to the Company, with a copy to the Rights Agent, an officers' certificate signed by the Chairman of the Board and the President of MusicCo, certifying the Per Share Value of each Applicable Entity and setting forth, in reasonable detail, the computation thereof. Each Distributed Entity, by its execution of a supplement to this Agreement as contemplated by Section 6.07, covenants and agrees to provide MusicCo with such information with respect to the Capital Stock of such Distributed Entity as may be necessary to the computation of the Per Share Value of such Distributed Entity. Anything in this Agreement to the contrary notwithstanding, in no event will the sum of the Consideration Amount Per MusicCo Share, the aggregate amount of any MusicCo Dividends, and the Aggregate Consideration Amount Per Distributed Entity Share for each Distributed Entity, exceed $8.00.

         4.17 Acceleration of Exercise Period. Subject to the last sentence of Section 4.01, if prior to July 11, 1998 (i) a Significant Corporate Transaction is proposed, (ii) the Company proposes to make a disposition of all or any number of the shares of Capital Stock of MusicCo beneficially owned by it and as a result of such disposition the Company will cease to be the beneficial owner of at least 30% (in voting power) of the shares of Capital Stock of MusicCo then outstanding (a "Change in Control Transaction"), (iii) a Bankruptcy Event occurs or (iv) the Company is dissolved or liquidated, then the Exercise Period for each Right shall be accelerated as provided herein and the Company shall be obligated to honor all Rights validly exercised in accordance with
Section 4.08 prior to the expiration of such accelerated Exercise Period.

         4.18 Consideration on Acceleration. For purposes of determining the Consideration Amount Per MusicCo Share and the Consideration Amount Per Distributed Entity Share payable in connection with the accelerated Exercise Period, the applicable Valuation Date shall be the last day of the fiscal quarter of MusicCo immediately preceding the fiscal quarter in which (i) in the case of a Significant Corporate Transaction, the agreement of merger or consolidation is executed, or the vote of the Board of Directors of the Applicable Entity to dissolve or liquidate the Applicable Entity is taken or
(ii) in the case of a Change in Control Transaction, a binding agreement to make the related disposition is entered into by the Company or, if such disposition is to be effected pursuant to a dividend or distribution to the stockholders of the Company or otherwise than pursuant to a binding agreement, the vote of the Board of Directors of the Company approving the making of such dividend, distribution or other disposition is taken, or (iii) in the case of a Bankruptcy Event, the Bankruptcy Event occurs, or (iv) in the case of the dissolution or liquidation of the Company, the vote of the Board of Directors of the Company to dissolve or liquidate the Company is taken. (The execution of such agreement by the Applicable Entity or the taking of such vote by the Board of Directors of the Applicable Entity in connection with a Significant Corporate Transaction, the giving to the Acceptance Notice by MusicCo in the case of a MusicCo Purchase Transaction, the execution of such binding agreement by the Company or the taking of such vote by the Board of the Company in connection with a Change in Control Transaction, the occurrence of a Bankruptcy Event or the taking of such vote by the Board of Directors of the Company to dissolve or liquidate the Company, are each referred to as a "Triggering Event"). Promptly following the occurrence of a Triggering Event, the applicable of MusicCo or the Company shall give written notice thereof to the other (or in the case of a Triggering Event for a Significant Corporate Transaction with respect to which a Distributed Entity is the Applicable Entity, such Applicable Entity shall give such notice to the Company and MusicCo), with a copy to the Rights Agent. Publication of the Notice contemplated by Section 4.07 shall be made as promptly as practicable (in light of applicable requirements of federal and state securities laws and regulations) following the final determination of the Consideration Amount Per MusicCo Share and the Consideration Amount Per Distributed Entity Share. In the case of a Significant Corporate Transaction, the Applicable Entity shall furnish the Rights Agent with such number of copies as the Rights Agent may request of the proxy or information statement and other material to be delivered to the Applicable Entity's stockholders in connection with the stockholders' meeting to approve the Significant Corporate Transaction. The Rights Agent shall distribute such material to the registered Holders of the Certificates by first class mail, postage prepaid, at their respective addresses as they appear on the Register of Holders prior to or contemporaneously with the publication of the Notice, and such publication shall be delayed, if necessary, until such material has been delivered to the Rights Agent.

         4.19 Exercise Period on Acceleration. The accelerated Exercise Period shall commence at the opening of business on not earlier than the 30th day, nor later than the 60th day, following the publication of the Notice, and shall expire at the close of business, New York City time, on the 20th Business Day after the commencement thereof (or such later date as may be required by applicable federal or state securities laws and regulations). Subject to
Section 4.20 below, all Rights (and fractions thereof) (including all Components of such Rights (and of all fractional Rights)) not validly exercised prior to the expiration of such accelerated Exercise Period shall thereupon expire and cease to be exercisable thereafter.

         4.20 Rescission. If a proposed Significant Corporate Transaction or Change in Control Transaction that causes an accelerated Exercise Period is terminated or abandoned before consummation or the Company otherwise determines in good faith on or before the Deposit Date that such proposed transaction will not be consummated, then in any such event such acceleration of the Exercise Period and all exercises of Rights during such accelerated Exercise Period shall, without any requirement of action by any party, be deemed rescinded and annulled, and any Rights that have expired by virtue of the failure of the Holder to validly exercise the same prior to the expiration of such accelerated Exercise Period (or by virtue of the partial exercise thereof during such accelerated Exercise Period) shall thereupon be reinstated. The Rights Agent, upon receipt of the officers' certificate contemplated by the applicable of
Section 4.13 or 4.14, shall make the distributions to the Holders and the Company required by the last sentence of the applicable of such Sections.


                                   ARTICLE V.
                      PURCHASE AND CANCELLATION OF RIGHTS

         5.01 Purchase of Rights by the Company. The Company shall have the right to purchase or otherwise acquire Rights by purchasing the associated MusicCo Series A Common Stock or Distributed Entity Stock at such times, in such manner and for such consideration as it may determine.

                                  ARTICLE VI.
                              ADJUSTMENT OF RIGHTS

         6.01 Adjustment of Rights. The number of Rights represented by each Certificate shall be subject to adjustment from time to time upon the happening of certain events as hereinafter provided.

         6.02 Mechanical Adjustment. If MusicCo shall: (a) pay a dividend or make a distribution on the outstanding shares of MusicCo Series A Common Stock in shares of MusicCo Common Stock, (b) subdivide the outstanding shares of MusicCo Series A Common Stock into a larger number of shares, (c) combine the outstanding shares of MusicCo Series A Common Stock into a smaller number of shares or (d) issue any shares of its Capital Stock by reclassification of the outstanding shares of MusicCo Common Stock (including any such reclassification in connection with a consolidation or merger in which MusicCo is the surviving corporation), the number of Rights outstanding immediately prior to the date such dividend or distribution is paid or made or the effective date of such subdivision, combination or reclassification shall be adjusted to the aggregate number of shares of MusicCo Series A Common Stock (or shares of MusicCo's Capital Stock issued in such reclassification) outstanding immediately after the taking of such action. Such adjustment shall be made successively whenever any event listed above shall occur. If a reclassification described in clause (d) above occurs, each reference in this Agreement and the Certificates to a share of MusicCo Series A Common Stock shall be deemed to refer to the number and kind of shares of MusicCo's Capital Stock that a Holder of one share of MusicCo Series A Common Stock would hold immediately following such reclassification. If MusicCo takes any action requiring an adjustment to the number of Rights prior to payment in full of the Consideration Amount Per MusicCo Share upon exercise thereof, such Consideration Amount Per MusicCo Share shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Rights outstanding immediately prior to such action and the denominator of which is the number of Rights outstanding as a result of the taking of such action.

         6.03 Adjustment for Distributions of MusicCo Securities. If (i) MusicCo makes a distribution to all Holders of shares of MusicCo Series A Common Stock of shares of the Capital Stock of any entity or of rights or warrants entitling them (for a period expiring within 45 days after the effective date of such distribution) to purchase shares of the Capital Stock of any entity and (ii) the Distribution Value of such distribution represents 10% or more of the Undistributed Value of MusicCo immediately prior to such distribution, then the provisions of this Section 6.03 shall apply to such distribution (a "Subject Distribution"). The determination of whether a distribution meets each of the criteria referred to in the immediately preceding sentence and is therefore a Subject Distribution shall be made by the Board of Directors of MusicCo (whose good faith determination will be conclusive). In making any determination of Fair Market Value for purposes of determining the Distribution Value of such distribution and the Undistributed Value of MusicCo, the Board of Directors of MusicCo shall apply the same criteria as are applicable to a determination of the Fair Market Value of MusicCo and each Distributed Entity in accordance with Section 4.16.

         6.04 Subject Distribution Adjustment. If MusicCo makes a Subject Distribution, then following the effective date referred to below, each whole Right shall represent, in addition to the right to sell to the Company one share of MusicCo Series A Common Stock (the "MusicCo Component"), the right (the "Distributed Entity Component") to sell to the Company at the time, for the consideration and subject to the terms and conditions set forth in this Agreement, that number of shares of Distributed Entity Stock obtained by multiplying one by a fraction, the numerator of which is the aggregate number of shares of Distributed Entity Stock distributed in the Subject Distribution or sold pursuant to the rights or warrants distributed in the Subject Distribution, and the denominator of which is the aggregate number of shares of MusicCo Series A Common Stock outstanding on the record date for such distribution. The number of shares of Distributed Entity Stock (or fraction thereof) to which the Distributed Entity Component of each whole Right applies (the "Underlying Number") shall be determined as of and be effective (retroactively in the case of a distribution that pursuant to Section 6.03 is subsequently deemed to be a Subject Distribution) as of the effective date of the distribution in the case of a distribution of shares of Distributed Entity Stock, and shall be determined as of and be effective (retroactively in the case of a distribution that pursuant to Section 6.03 is subsequently deemed to be a Subject Distribution) as of the day following the distribution of rights or warrants in the case of a distribution of rights or warrants to purchase Distributed Entity Stock (the applicable of such dates herein referred to as the "effective date"). In the case of fractional Rights, the Underlying Number for the Distributed Entity Component of such fractional Right shall equal the same fraction of the Underlying Number for the Distributed Entity Component of a whole Right. The foregoing provisions shall apply to each Subject Distribution and a new Distributed Component will be created with respect to the Distributed Entity Stock distributed in each such Subject Distribution. No Component of a Right shall be separable from the Components of such Right.

         6.05 Adjustment to Underlying Number. If MusicCo takes any action requiring an adjustment to the number of Rights pursuant to Section 6.02 at a time when each Right has one or more Distributed Entity Components, then the Underlying Number for each Distributed Entity Component of each Right after giving effect to such adjustment to the number of Rights shall equal the number obtained by multiplying the Underlying Number for such Distributed Entity Component immediately before giving effect to such adjustment by a fraction the numerator of which is one and the denominator of which is the number (or fraction) to which one whole Right is adjusted as a result of the taking of such action by MusicCo.

         6.06    Distributed Entity Adjustment.  If a Distributed Entity shall
(i) pay a dividend or make a distribution on the outstanding shares of Distributed Entity Stock in shares of Distributed Entity Stock, (ii) subdivide the outstanding shares of Distributed Entity Stock into a larger number of shares, (iii) combine the outstanding shares of Distributed Entity Stock into a smaller number of shares or (iv) issue any shares of its Capital Stock by reclassification of the outstanding shares of Distributed Entity Stock (including any such reclassification in connection with a merger or consolidation in which the Distributed Entity is the surviving corporation), then the Underlying Number for the applicable Distributed Entity Component of each Right immediately prior to the date such dividend or distribution is paid or made or the effective date of such subdivision, combination or reclassification shall be adjusted (to the nearest one-hundredth of a share), effective immediately after the applicable of such dates, by multiplying the Underlying Number for such Distributed Entity

Component immediately prior to such adjustment by a fraction the numerator of which is the aggregate number of shares of Distributed Entity Stock (or shares of the Distributed Entity's Capital Stock issued in such reclassification) outstanding immediately after the taking of such action, and the denominator of which is the aggregate number of shares of Distributed Entity Stock outstanding immediately prior to the taking of such action. Such adjustment to the Underlying Number shall be made successively whenever any event listed above shall occur. If a reclassification described in clause (iv) above occurs, each reference in this Agreement to a share of Distributed Entity Stock shall be deemed to refer to the number and kind of shares of the Capital Stock of the Distributed Entity that a holder of one share of Distributed Entity Stock would hold immediately following such reclassification. If a Distributed Entity takes any action requiring an adjustment to the Underlying Number for the applicable Distributed Entity Component of each Right prior to payment in full of the Consideration Amount Per Distributed Entity Share upon exercise thereof, such Consideration Amount Per Distributed Entity Share shall be adjusted by multiplying such amount by a fraction the numerator of which is the Underlying Number for such Distributed Entity Component immediately before giving effect to such adjustment and the denominator of which is the Underlying Number for such Distributed Entity Component immediately after giving effect to such adjustment.

         6.07 Distributions by Distributed Entity. If (i) a Distributed Entity makes a distribution to all holders of shares of Distributed Entity Stock of shares of the Capital Stock of any entity or of rights or warrants entitling them (for a period expiring within 45 days after the effective date of such distribution) to purchase shares of the Capital Stock of any entity and
(ii) the Distribution Value of such distribution represents 10% or more of the Undistributed Value of MusicCo immediately prior to such distribution, then such distribution shall be a Subject Distribution, the entity the shares of Capital Stock of which are distributed or sold in such Subject Distribution shall be a Distributed Entity, and the class of Capital Stock of the Distributed Entity that is distributed or sold in the Subject Distribution shall be Distributed Entity Stock, with the same effect for all purposes of this Agreement as if MusicCo had made such distribution, except that the Underlying Number for the Distributed Entity Component of each whole Right created pursuant to Section 6.04 by virtue of such Subject Distribution shall be the number obtained by multiplying one by a fraction the numerator of which is the aggregate number of shares of Capital Stock of such entity distributed or sold in the Subject Distribution and the denominator of which is the aggregate number of shares of Distributed Entity Stock of the Distributed Entity making the Subject Distribution outstanding on the record date for such distribution. The determination of whether a distribution meets each of the criteria referred to in the immediately preceding sentence and is therefore a Subject Distribution shall be made by the Board of

Directors of MusicCo (whose good faith determination will be conclusive). The Distribution Value of any such distribution shall be made in good faith by the Board of Directors of MusicCo. If MusicCo or any Distributed Entity makes a distribution which individually is not a Subject Distribution solely by virtue of clause (ii) of the first sentence of Section 6.03 or this Section 6.07, but would be a Subject Distribution if aggregated with any other distribution or distributions previously made by MusicCo or any Distributed Entity that also were not Subject Distributions when made solely by virtue of that clause (ii) (and were not thereafter deemed to be Subject Distributions pursuant to this sentence), then upon the making of the later of such distributions such distributions shall be deemed to be a single Subject Distribution. The determination of whether any combination of distributions would constitute a Subject Distribution pursuant to the immediately preceding sentence shall be made by the Board of Directors of MusicCo (whose good faith determination will be conclusive) on the basis of the Distribution Values of such distributions and the Undistributed Value of MusicCo calculated in each case immediately prior to the time the first of such distributions was made.

         6.08 MusicCo Covenants. MusicCo covenants and agrees with the Company and the Rights Agent and, in the case of clause (i) and clause (iv) solely with respect to the obligations relating to clause (i), below, for the benefit of the Holders, as follows:

                 (i) neither it nor any Distributed Entity will distribute to all Holders of MusicCo Series A Common Stock rights or warrants to purchase the Capital Stock of any entity that would expire more than 45 days after the effective date of such distribution;

                 (ii) neither it nor any Distributed Entity will make a distribution to all Holders of any class of its Capital Stock of any entity or of rights or warrants to purchase the Capital Stock of any entity at any time during the period (or the record date or effective date of which is at any time during the period) commencing with the Exercise Period and ending with the date on which the Company (or its assignee) becomes the record owner of the shares surrendered in such Exercise Period, nor will it or any Distributed Entity, without the prior written consent of the Company, make, pay or declare to all Holders of any class of its Capital Stock any other dividend or distribution or take any other action at any time during the period (or the record date or effective date of which is at any time during the period) commencing with the Exercise Period and ending with the date on which the Company (or its assignee) becomes the record owner of the shares surrendered in such Exercise Period, the reasonably foreseeable effect of which would be to reduce or otherwise adversely affect the Fair Market Value or the Per Share Value of MusicCo or such Distributed Entity, other than the actions specifically enumerated in Sections 6.02 through Section 6.06 for which an express adjustment to the Consideration Amount Per MusicCo Share and Consideration Amount Per Distributed Entity Share payable by the Company is provided;

                 (iii) without the prior written consent of the Company, neither MusicCo nor any Distributed Entity will, at any time during the term of this Agreement, take or recommend to their respective shareholders any action the reasonably foreseeable effect of which would be to adversely affect the relative rights, powers or preferences of the shares of MusicCo Common Stock or Distributed Entity Stock to be acquired by the Company upon the exercise of Rights or the exercise by the Company of such rights, powers and preferences and of full rights of ownership of such shares; and

                 (iv) prior to making any distribution of the Capital Stock of any entity or of rights or warrants to purchase the Capital Stock of any entity, the Applicable Entity making such distribution will cause such entity to execute and deliver a supplement to this Agreement pursuant to which such entity shall accept and agree to be bound by and comply with the provisions of this Agreement that relate to such entity (or will relate to such entity if it is thereafter deemed to be a Distributed Entity pursuant to this Article VI) and shall agree to cooperate with the Board of Directors of MusicCo and provide such Board with such information as it may from time to time reasonably request in connection with its determination of the Distributed Value of any distribution and the Undistributed Value of MusicCo from time to time in accordance with this Article VI and the definition of Significant Corporate Transaction.

         6.09 Notice of Adjustment. Whenever MusicCo takes any action that would require an adjustment to the number of Rights represented by each Certificate (and the consequent adjustment of the Underlying Number for each Distributed Entity Component, if any) or the Consideration Amount Per MusicCo Share, or that would require the creation of a Distributed Entity Component, and whenever any Distributed Entity takes any action that would require an adjustment to the Underlying Number of the applicable Distributed Entity Component or the Consideration Amount Per Distributed Entity Share, or that would require the creation of a Distributed Entity Component, the Applicable Entity shall promptly notify the Company and MusicCo in writing (with a copy to the Rights Agent) of the action taken and of all information relevant to the computation pursuant to this Article VI of the required adjustments to the number of Rights, the Underlying Number, the Consideration Amount Per MusicCo Share or the Consideration Amount Per Distributed Entity Share, as the case may be, and in the case of the creation of a Distributed Entity Component, all information relevant to the computation of the Underlying Number of such Distributed Entity Component. Promptly thereafter, the Company shall deliver to the Rights Agent a certificate of a firm of independent public accountants (who may be the regular accountants employed by MusicCo or the Company) setting forth, as applicable:

                 (i) If an action requiring an adjustment to the number of Rights is taken, the number of Rights represented by a Certificate before and after such adjustment and, if applicable, the Consideration Amount Per MusicCo Share and the Underlying Number for each Distributed Entity Component of a Right, in each case before and after such adjustment.

                 (ii) If an action requiring the creation of a Distributed Entity Component is taken, the Underlying Number for the Distributed Entity Component of each Right so created.

                 (iii) If an action requiring an adjustment to the Underlying Number of a Distributed Entity Component is taken, the Underlying Number of such Distributed Entity Component before and after such adjustment and, if applicable, the Consideration Amount Per Distributed Entity Share before and after such adjustment. Such certificate shall also contain a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made, or, if applicable, the facts requiring the creation of such Distributed Entity Component and the computation of such Underlying Number. The Company shall also cause the Rights Agent to send promptly by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments or of the creation of such Distributed Entity

         Component. The certificate delivered to the Rights Agent pursuant to this Section 6.09 shall be conclusive evidence of the correctness of the matters set forth therein in the absence of manifest error. The Rights Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring an inspection thereof during regular business hours. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate. The Rights Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment or the creation of any Distributed Entity Component hereunder, or with respect to the nature or extent of any such adjustment when made or of any such Distributed Entity Component when created, or with respect to the method employed in making such adjustment or calculating the Underlying Number of such Distributed Entity Component.

         6.10 Statement on Certificates. Irrespective of any adjustments in the number of Rights represented by each Certificate or the creation of any Distributed Entity Component or any adjustments to the Underlying Number thereof, Certificates theretofore or thereafter issued may continue to express solely the number of Rights as are stated in the Certificates initially issuable pursuant to this Agreement.

         6.11 No Rights as Stockholders. Nothing contained in this Agreement or in the Certificates shall be construed as conferring upon the Holders or their transferees any rights whatsoever as stockholders of MusicCo or the Company or any Distributed Entity.


                                  ARTICLE VII.
                                  RIGHTS AGENT

         7.01 Inspection of Rights Agreement. The Rights Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

         7.02 Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust and agency business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution, filing or delivery of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provision of Section 7.16 hereof. If at the time such successor to the Rights Agent shall succeed to the agency created by this Agreement, any of the Certificates shall have been countersigned but not delivered, any such successor to the Rights Agent may adopt the countersignature of the original Rights Agent and deliver such Certificates so countersigned, and if at any time any of the Certificates shall not have been countersigned, any successor to the Rights Agent may countersign such Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Certificates shall have the full force provided in such Certificates and in this Agreement. If at any time the name of the Rights Agent shall be changed and at such time any of the Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignatures under its prior name and deliver such Certificates so countersigned; and if at any time any of the Certificates shall not have been countersigned, the Rights Agent may countersign such Certificates either in its prior name or in its changed name; and in all such cases such

Certificates shall have the full force provided in the Certificates and in this Agreement.

         7.03 Concerning the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Rights Agent) upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Certificates shall be bound.

         No provision of this Agreement shall require the Rights Agent to expend or risk in excess of $5,000 of its own funds in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds is not reasonably assured to it.


         7.04 Correctness of Statements. The statements contained herein and in the Certificates shall be taken as statements, of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the Certificates except as herein otherwise provided.

         7.05 Breach of Covenants. The Rights Agent shall not be responsible for any failure of the Company, MusicCo or any Distributed Entity to comply with any of the covenants or conditions contained in this Agreement or in the Certificates to be complied with or satisfied by the Company, MusicCo or any Distributed Entity.

         7.06 Performance of Duties. The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents and employees, and the Rights Agents shall have no liability for the acts or omissions of any such attorney or agent (but not employee) appointed by it hereunder with due care and approved in writing by the Company.

         7.07 Reliance on Counsel. The Rights Agent may consult at any time with legal counsel reasonably satisfactory to it (who may be counsel for the Company) and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

         7.08 Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, the President or a Vice President of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         7.09 Compensation, Indemnity and Reimbursement. The Company agrees to pay the Rights Agent such compensation as shall be agreed in writing between the Company and the Rights Agent for all services rendered by the Rights Agent in the performance of its duties under this Agreement, to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all claims, damages, expenses and liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement except as a result of the Rights Agent's gross negligence or bad faith. The provisions of this Section 7.09 shall survive the expiration of the rights and the termination of this Agreement.

         7.10 Legal Proceedings. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred in taking such action, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Rights may be enforced by the Rights Agent without the possession of any of the Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent.

         7.11 Other Transactions in Securities of Company. The Rights Agent in its individual and other capacities and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights, or other securities of the Company, MusicCo or any Distributed Entity or become pecuniarily interested in any transaction in which the Company, MusicCo or any Distributed Entity may be interested or contract with or lend money to the Company, MusicCo or any Distributed Entity or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company, MusicCo or any Distributed Entity or for any other Person, including without limitation, acting as transfer agent or registrar for other securities issued by the Company, MusicCo or any Distributed Entity.

         7.12 Liability of Rights Agent. The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

         7.13 Reliance on Documents. The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper parties.

         7.14 Validity of Agreement. The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Certificate (except its countersignature thereof).

         7.15 Instructions from Company. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any two of the Chairman of the Board, the President or a Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The
Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

         7.16 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days' prior notice in writing. The Rights Agent may be removed by like notice to the Rights Agent from the Company and by notice to the Holders. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his Certificate for inspection by the Company), then the Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor to the Rights Agent, the duties of the Rights Agent shall be carried out by the Company. Any successor Rights Agent, whether appointed by the Company or such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 7.16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be. In the event of such resignation or removal the successor Rights Agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Rights Agent.


                                 ARTICLE VIII.
                                 MISCELLANEOUS

         8.01 Obtaining of Governmental Approvals. The Company will from time to time take all action that may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state securities laws and regulations that may be or become required in connection with the issuance, sale, transfer and delivery of the Certificates, the exercise of the Rights and the purchase of MusicCo Common Stock or Distributed Entity Stock upon exercise of the Rights.

         8.02 Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement to the Company, MusicCo or the Rights Agent, shall be in writing and shall be deemed given and received on the date delivered in person or by telecopy (answer back received) or 24 hours after delivery to a courier service which guarantees overnight delivery or five days after the date mailed by registered or certified mail, return receipt requested, postage prepaid, to the intended recipient at the address specified below:

         If to the Company:

         Tele-Communications, Inc.
         Terrace Tower II
         5619 DTC Parkway
         Englewood, Colorado 80111

         Telecopier No.: (303) 488-3217

         Attention: Stephen M. Brett

         With a copy similarly addressed to the
         attention of the Legal Department


         If to MusicCo:

         TCI Music, Inc.
         5619 DTC Parkway
         Englewood, Colorado 80111



         Telecopier No.: (303) 721-5443

         Attention: David B. Koff

         With a copy similarly addressed to the
         attention of the Legal Department


         If to the Rights Agent:

         The Bank of New York
         101 Barclay Street, 12th Floor
         New York, New York 10286


         Telecopier No.: (212) 815-2988

         Attention: Joseph Varca

         Any party may from time to time change the address to which notices to it are to be given or mailed hereunder by notice given to the other parties in the manner provided above.

         Any notice or other communication pursuant to this Agreement to the Holders shall be in writing and shall be mailed first class mail, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the Register of Holders of the Rights Agent.

         8.03 Amendments Without Consent of Holders. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Rights Agent may deem necessary or desirable and that shall not be inconsistent with the provisions of the Rights and that shall not adversely affect the interests of the Holders. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section which alters the Rights Agent's rights or duties.

         8.04 Amendments With Consent of Holders. The Company and the Rights Agent may from time to time amend or supplement this Agreement without notice to any Holder but with the written consent of the Holders (other than the Company or its subsidiaries, or the officers, directors or affiliates of the Company or any of its subsidiaries (other than MusicCo)) of a majority in number of the outstanding Rights. The Holders of a majority of the outstanding Rights may waive compliance by the Company with any provision of this Agreement without notice to any Holder. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section which alters the Rights Agent's rights or duties. Without the consent of each Holder affected, however, an amendment, supplement or waiver may not:

                 (a) alter or modify the terms of the definition of Early Expiration Event in Section 1.01, Sections 2.03, 4.01, 4.16, 4.17, 4.18, 4.19,
4.20, or Article VI hereof in any way that adversely affects the rights of any Holder in any material respect; or

                 (b) waive a default in payment of the purchase price for the MusicCo Common Stock and Distributed Entity Stock to be purchased upon exercise of any Rights.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplement, but it shall be sufficient if such consent approves the substance thereof.

         8.05 Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         8.06 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws, provided, however, that the rights and obligations of the Rights Agent will be governed by and construed in accordance with the internal laws of the State of New York.

         8.07 Benefits of this Agreement; Limitation of Liability. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders. Neither MusicCo nor any Distributed Entity, nor any director, officer, employee or stockholder, as such, of the Company, MusicCo or any Distributed Entity shall have any liability hereunder to the Holders for any obligations of the Company under this Agreement and the Rights or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Certificate waives and releases such liability, such waiver and release being part of the consideration for the issue of the Rights.

         8.08 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8.09 Captions. The captions of the Sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

         8.10 Termination. This Agreement shall terminate at such time as the outstanding Rights are no longer exercisable under the terms of this Agreement and the parties to this Agreement shall have discharged all of their duties hereunder

         8.11 Severability. In case any one or more of the provisions contained in this Agreement or in the Rights shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or of such Rights, but this Agreement and such Rights shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

         8.12 Calculation of Time Periods. All periods of time referred to in this Agreement (other than references to Business Days) shall include all calendar days; provided that if the date or last date to perform the act or give any notice with respect to this Agreement shall fall on a day that is not a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                        TELE-COMMUNICATIONS, INC.

                                        By:      /s/ Stephen M. Brett
                                                 ------------------------------
                                        Name:    Stephen M. Brett
                                                 ------------------------------
                                        Title:   Executive Vice President
                                                 ------------------------------


                                        TCI MUSIC, INC.


                                        By:      /s/ David B. Koff
                                                 ------------------------------
                                        Name:    David B. Koff
                                                 ------------------------------
                                        Title:   President and Chief Executive
                                                 ------------------------------
                                                 Officer
                                                 ------------------------------




                                        THE BANK OF NEW YORK, as Rights Agent


                                        By:      /s/ Joseph Varca
                                                 ------------------------------
                                        Name:    Joseph Varca
                                                 ------------------------------
                                        Title:   Vice President
                                                 ------------------------------